EXHIBIT 99.1

Contact:     Jean Anne Mire
             Investor Relations
             Zonagen, Inc.
             (281) 719-3491



                            ZONAGEN ANNOUNCES SALE OF
               FERTILITY TECHNOLOGIES SUBSIDIARY TO SAGE BIOPHARMA

         The  Woodlands,  TX,  March 18, 1999 -- Zonagen,  Inc.  (Nasdaq:  ZONA;
Pacific: ZNG) today announced it has completed the sale of substantially all of the assets of its wholly owned subsidiary, Fertility Technologies, Inc. (FTI) to SAGE BioPharma, Inc., a subsidiary of Counsel Corporation (Nasdaq: CXSNF: TSE:
CXS). FTI markets and distributes a variety of diagnostics, devices, media and instruments required in Assisted Reproductive Technique (ART) procedures.

         Zonagen's core business is developing and commercializing innovative drug products that address conditions associated with the reproductive system, according to Joseph S. Podolski, president and chief executive officer of Zonagen, Inc. "Through FTI we have gained knowledge about the fertility marketplace, however, FTI, which is primarily a service and distribution business, represents a small business opportunity for Zonagen. We believe it is more important to concentrate our efforts and resources on our drug development program, which is already yielding exciting new developments. During the past year alone, we submitted our first New Drug Application (NDA), we began clinical trials of Vasofem in women, and added key management personnel to our clinical, regulatory and business development departments."

         Zonagen, Inc. is engaged in the development of pharmaceutical  products
for  the   reproductive   system,   including   sexual   dysfunction,   urology,
contraception and infertility.

         A copy of this press release may be obtained via facsimile by dialing 1-888-329-0920 or via the Internet by accessing www.zonagen.com

Any statements that are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including but not limited to those relating to the uncertainties related to the Company's early stage of development, clinical trial results and FDA approval in the U.S. and approval of regulatory authorities in other jurisdictions, substantial dependence on one product, history of operating losses, future capital needs and uncertainty of additional funding, uncertainty of protection for patents and proprietary technology, litigation, governmental regulation, limited sales and marketing experience and dependence on collaborators, manufacturing uncertainties and reliance on third parties, competition and technological change, product liability and availability of insurance, and other risks identified in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.

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